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
                                 EXHIBIT 12(a)  COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                                    (in millions)  (unaudited)


                                                          Six Months Ended            Year Ended
                                                              June 30                 December 31

                                                         1994            1993            1993
                                                        -----           -----           -----
    Income (loss) before income taxes
       and minority interest                            $ 183           $ 234           $(236)
    Less: Equity in income (loss) of
       50 percent or less owned affiliates                 (1)             (4)             (7)
    Add: Fixed charges excluding
       capitalized interest                               109             120             253
                                                        -----           -----           -----
    Earnings as adjusted                                $ 293           $ 358           $  24
                                                        =====           =====           =====

    Fixed charges:
      Interest expense                                   $ 92           $ 105           $ 217
      Rental expense                                       17              15              36
      Capitalized interest                                  -               1               3
                                                        -----           -----           -----
    Total fixed charges                                 $ 109           $ 121           $ 256
                                                        =====           =====           =====

    Ratio of earnings to fixed charges                  2.69x           2.96x              (a)
                                                        =====           =====           =====


    (a) Additional income before income taxes and minority interest of $232 million would be necessary to attain a ratio of earnings to fixed charges of 1.00x for the year ended December 31, 1993.
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